EXHIBIT 10.8

Columbia Sportswear Company
401(k) Excess Retirement Plan

COLUMBIA SPORTSWEAR COMPANY
401(k) EXCESS RETIREMENT PLAN

TABLE OF CONTENTS

i

v

COLUMBIA SPORTSWEAR COMPANY
401(k) EXCESS RETIREMENT PLAN
Purpose
The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of Columbia Sportswear Company (the “Company”), and its Affiliates (defined herein). This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.
This Plan is intended to comply with all applicable laws, including Code Section 409A and related Treasury guidance and regulations, and shall be operated and interpreted in accordance with this intention.
This Plan is intended to be a plan described in 4 U.S.C. 114(b)(1)(I)(ii) and amounts payable to Participants under this Plan are intended to constitute “retirement income” within the meaning of 4 U.S.C. 114(b)(1). All amounts credited to Participant Account Balances under this Plan represent amounts that are not possible to be contributed to the Company’s 401(k) Plan (defined below), due to limitations under Code sections 401(a)(17), 402(g), 414(v), and 415(c).
The Plan is intended as a successor to, the Columbia Sportswear Company 401(k) Excess Plan (the “Prior Plan”) with respect to employees of Columbia Sportswear Company and its Affiliates, and will be construed consistently with such intent. Amounts deferred under the Prior Plan will continue to be governed by the Prior Plan and not this Plan. This Plan shall be effective commencing January 1, 2022 (the “Effective Date”).
ARTICLE I.
DEFINITIONS
For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:
1.1Account Balance shall mean, with respect to a Participant, an entry on the records of the Plan equal to the sum of the Participant’s Annual Accounts. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.
1.2Administrator shall mean the Company’s Chief Human Resources Officer, or the equivalent thereof.
1.3Affiliate shall mean a corporation, person, or other entity that is a member with the Company or any other Employer, or a controlled group under Code Section 414(b), a group of trades or businesses under common control under Code section 414(c), an affiliated service group under Code section 414(m), or a group that is designated a controlled group pursuant to Code section 414(o).
1.4Annual Account shall mean, with respect to a Participant, an entry on the records of the Plan equal to (a) the sum of the Participant’s Excess Deferral Amount and Company Excess Matching Amount for any one Plan Year, plus (b) amounts credited or debited to such amounts pursuant to this Plan, less (c) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Annual Account for such Plan Year. The Annual Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.
1.5Annual Excess Deferral Amount shall mean that portion of a Participant’s Regular Compensation and Bonus that a Participant defers in accordance with Article III for any one Plan Year, without regard to whether such amounts are withheld and credited during such Plan Year.
1.6Annual Installment Method shall mean the method used to determine the amount of each payment due to a Participant who has elected to receive a benefit over a period of years in accordance with the applicable provisions of the Plan. The amount of each annual payment due to the Participant shall be calculated by multiplying the balance of the Participant’s benefit by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due to the Participant. The amount of the first annual payment shall be calculated as of the close of business on or around the Participant’s Benefit Distribution Date, and the amount of each subsequent annual payment shall be calculated on or around each anniversary of such Benefit Distribution Date. For purposes of this Plan, the right to receive a benefit payment in annual installments shall be treated as the entitlement to a single payment.
1.7Beneficiary shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article VII, that are entitled to receive benefits under this Plan upon the death of a Participant.
1.8Beneficiary Designation Form shall mean the written or electronic form established from time to time by the Administrator that a Participant returns to the Administrator to designate one or more Beneficiaries.
1.9Benefit Distribution Date shall mean the date upon which all or an objectively determinable portion of a Participant’s vested benefits will become eligible for distribution. Except as otherwise provided in the Plan, a Participant’s Benefit Distribution Date shall be determined based on the earliest to occur of an event or scheduled date set forth in Articles IV through VI, as applicable.
1.10Board shall mean the board of directors of the Company.
1.11Bonus or Bonus Compensation shall mean any annual incentive cash bonus earned by the Participant under a bonus program covering a performance period of at least one year. Bonus shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of the Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.
1.12Bonus Deferral Election shall mean an irrevocable election made by a Participant to defer Bonus Compensation earned with respect to a given Plan Year. The irrevocability of the Bonus Deferral Election is subject to Section 4.4 (Unforeseeable Financial Emergency) and Section 4.5 (Disability). For the avoidance of doubt, no Bonus Deferral Election can be made by a Participant with respect to a given Plan Year unless that Participant also makes a Regular Compensation Deferral Election for that same Plan Year.
1.13Change in Control shall mean the occurrence of any of the following events:
(a)    Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities, provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege where the security being so converted was not acquired directly from the Company by the party exercising the conversion privilege, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, (iv) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act pursuant to a transaction that meets the conditions of clauses (i), (ii) and (iii) set forth in subsection (b) below), or (v) any acquisition approved by the Board; or
(b)    The consummation of a merger or consolidation of the Company with any other corporation or of the sale or disposition by the Company of all or substantially all of the Company’s assets, excluding, however, in each case, a transaction pursuant to which:
(i)    the individuals, entities or groups (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) who are the beneficial owners of the total voting power represented by the voting securities of the Company immediately prior to such transaction will beneficially own, directly or indirectly, at least 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Company or such surviving entity after the transaction in substantially the same proportions as their ownership, immediately prior to such transaction, of the total voting power represented by the voting securities of the Company;
(ii)    no individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (other than the Company, any employee benefit plan (or related trust) of the Company or the surviving entity) will beneficially own, directly or indirectly, 50% or more of, respectively, the total voting power represented by the voting securities of the Company or the surviving entity unless such ownership resulted solely from ownership of securities of the Company prior to such transaction; or
(iii)    individuals who were members of the incumbent Board will immediately after the consummation of the Company Transaction constitute at least a majority of the members of the board of directors of the Company or the surviving entity after the transaction.
1.14Claims Committee shall mean a committee consisting of the Company’s Chief Human Resources Officer, and two additional members as appointed on an ad hoc basis and in writing (which writing may be an e-mail) by the Administrator, one of which shall be a member of the Company’s 401(k) Excess Retirement Plan Committee and the second of which shall be a member of the Board’s Compensation Committee.
1.15Code shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.
1.16Company shall mean Columbia Sportswear Company, an Oregon corporation, and any successor to all or substantially all of such company’s assets or business.
1.17Company Excess Matching Amount shall mean, for any one Plan Year, the amount determined in accordance with Section 3.4.
1.18Disability means a medically determinable physical or mental impairment that causes the Participant to be unable to perform the duties of his or her position or any similar position, and that is expected to last more than six (6) months or result in death.

1.19Election Form shall mean the form, which may be in electronic format, established from time to time by the Administrator that a Participant returns to the Administrator to make an election under the Plan. An Election Form will apply only to the Plan Year for which it is submitted.
1.20Employee shall mean a person classified as an employee by the Employer for payroll purposes.
1.21Employer(s) shall be defined as follows:
    (a)    Except as otherwise provided in part (b) of this Section, the term “Employer” shall mean the Company and its Affiliates (now in existence or hereafter formed or acquired).
    (b)    For the purpose of determining whether a Participant has experienced a Separation from Service, the term “Employer” shall mean:
(i)    The Company or any Affiliate for which the Participant performs services and with respect to which the legally binding right to compensation deferred or contributed under this Plan arises; and
(ii)    All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable. In order to identify the group of entities described in the preceding sentence, the Administrator shall use an ownership threshold of at least 50% as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treas. Reg. §1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).
1.22ERISA shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.
1.23401(k) Plan shall mean the Columbia Sportswear Company 401(k) Plan, which is sponsored by the Company and is intended to be a plan qualified under Code Section 401(a) that contains a cash or deferral arrangement described in Code Section 401(k), as may be amended from time to time, or any successor thereto.
1.24Participant shall mean any Employee (a) who is selected and becomes a participant in the Plan as provided in Article II, and (b) whose Account Balance has not been completely distributed.
1.25Performance-Based Compensation shall mean Bonus Compensation, the entitlement to or amount of which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 (twelve) consecutive months, as determined in accordance with Treas. Reg. §1.409A-1(e).
1.26Plan shall mean the Columbia Sportswear Company 401(k) Excess Retirement Plan, which shall be evidenced by this instrument, as it may be amended from time to time, and by any other documents that together with this instrument define a Participant’s rights to amounts credited to his or her Account Balance.
1.27Plan Year shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.
1.28Regular Compensation shall mean the Participant’s Section 415 Compensation paid in a Plan Year, excluding all of the following items, whether or not includible in the Participant’s gross income:

(a)Reimbursements or other expense allowances;
(b)Fringe benefits (cash and non-cash) including, but not necessarily limited to, imputed income from disability insurance, domestic partner medical, dental, and vision coverage, and life insurance;
(c)Relocation costs and related stipends;
(d)Income from the exercise of Incentive Stock Options and nonqualified stock options, and from the settlement of restricted stock units;
(e)Compensation for services performed before the year in which the Employee became eligible to participate in the Plan pursuant to Article II;
(f)The “Goods and Service Allowance” and any similar compensation adjustment provided to expatriate employees;
(g)Severance pay and any similar payment upon termination of employment, other than regular wages or the cashout of paid time off;
(h)Achievement, length-of-service and other Employee awards, whether provided as gift card, points, or some other manner, including vacation trips or outings that are provided in kind rather than in cash, plus any “gross-up” or payment of taxes on such awards, trips or outings;
(i)Bonuses paid in the Plan Year but earned in a prior Plan Year; and
(j)Any other amounts paid in the Plan Year that were earned in a prior Plan Year.
1.29Regular Compensation Deferral Election shall mean an irrevocable election made by a Participant prior to the beginning of a Plan Year to defer Regular Compensation received during a Plan Year. The Regular Compensation Deferral Election is linked to the 401(k) Plan, such that the Regular Compensation Deferral Election made under this Plan also shall apply to the Participant with respect to the 401(k) Plan and shall be irrevocable with respect to that Plan Year for both this Plan and the 401(k) Plan. The irrevocability of the Regular Compensation Deferral Election is subject to Section 4.4. For the avoidance of doubt, the Regular Compensation Deferral Election percentage, for 401(k) Plan elective deferral purposes, shall apply to the Participant’s eligible “Compensation” as that term is defined in the 401(k) Plan, which definition of Compensation cannot be discretionarily changed effective in the middle of the 401(k) Plan’s fiscal year.
1.30Section 415 Compensation shall mean wages received in a Plan Year reportable on IRS Form W-2 for that Plan Year, adjusted in accordance with applicable Treasury Regulations, subject to the following rules:
(a)Section 415 Compensation shall include elective deferrals pursuant to Code Section 402(g) and contributions made at the employee’s election under any cafeteria or transportation benefit plan pursuant to Code Sections 125 or 132(f)(4).
(b)During any Military Leave, Section 415 Compensation shall be imputed at the rate the Participant would have been paid if not absent. If this amount is not reasonably certain, Section 415 Compensation shall be based on the Participant’s average Section 415 Compensation during the twelve (12) months immediately before the leave began, or all such months if fewer than 12. The amount of imputed Section 415 Compensation under this subsection shall be reduced by any differential wage payments, as defined in subsection (e) below, received by the Participant during the same period of Military

Leave. For purposes of this paragraph, “Military Leave” means periods of military service if the Participant returns with employment rights protected by law.
(c)Any amounts that otherwise satisfy the definition of Section 415 Compensation, but are paid after a Participant’s Separation from Service shall be included in the Participant’s Section 415 Compensation only as follows:
(1)Back pay, within the meaning of Treas. Reg. §1.415(c)-2(g)(8), shall be treated as Section 415 Compensation for the Plan Year to which the back pay relates.
(2)Compensation for services that is paid after Severance from Employment shall be included as Section 415 Compensation only if, absent the Severance from Employment, the compensation would have been paid to the Participant while employed by the Employer and the compensation is paid by the later of the date that is 2 ½ months after the employee's Severance from Employment or the last day of the Plan Year that includes the date of the Participant’s Separation from Service.
(3)Payment of unused accrued bona fide sick, vacation, or other leave that the Participant would have been able to use if employment had continued shall be treated as Section 415 Compensation, provided that the payment is made by the later of the date that is 2 ½ months after the Participant’s Separation from Service or the last day of the Plan Year that includes the date of the Participant’s Separation from Service.
(d)Section 415 Compensation shall include any differential wage Section 415 Compensation shall include any differential wage payment, as defined in Code Section 3401(h)(2). If an Employer makes such a differential wage payment during a Plan Year, all differential wage payments made by all Employers and their Affiliates during that Plan Year must satisfy the nondiscrimination requirements of Code Section 414(u)(12)(C).
For the avoidance of doubt, Section 415 Compensation is not be subject to the limitations under Code section 401(a)(17), as may from time to time be adjusted by the Secretary of the Treasury.
1.31Separation from Service shall mean a termination of services provided by a Participant to his or her Employer, whether voluntarily or involuntarily, other than by reason of death, as determined by the Administrator in accordance with Treas. Reg. §1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:
(a)Separation from Service for Participants Employed as Employees. For a Participant who provides services to an Employer as an Employee, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur when such Participant has experienced a termination of employment with such Employer.
(1)General Rule. A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an Employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months). If a Participant is on a leave of absence that is not a bona fide leave of absence, then whether a Separation from Service has occurred shall be determined under this paragraph.

(2)Special Rule for Bona Fide Leaves of Absences. A bona fide leave of absence is any leave of absence where there is a reasonable expectation that the Participant will return to perform services for the Employer and either (A) the leave of absence does not exceed six (6) months or (B) the leave of absence exceeds 6 months but the Participant has either a contractual or statutory right to reemployment. If the leave of absence exceeds 6 months the Participant shall be treated as having a Separation from Service on the later of (x) the first day immediately following the end of such 6-month period or (y) the first day immediately following the day the Participant no longer retains a contractual or statutory right to reemployment. However, if the Employer takes action to terminate a Participant on a bona fide leave of absence, the Participant’s Separation from Service shall occur on the date on which such action was taken.
Notwithstanding the foregoing to the contrary, if the bona fide leave of absence is due to Disability, the Participant shall be treated as having a Separation from Service on the earlier of (a) the first day immediately following that date which is twenty-nine (29) months from the commencement of the leave of absence or (b) the date on which the Employer takes earlier action to terminate the Participant’s employment.
For the avoidance of doubt, amounts payable under the Plan due to Separation from Service must commence upon the expiration of the 6-month period or 29-month period, whichever applies, regardless of whether the Participant continues to be treated as employed by the Employer for other purposes.
(b)Separation from Service for Participants who are Independent Contractors. For a Participant, if any, who provides services to an Employer as an independent contractor (as that term is defined in Code section 409A), except as otherwise provided in part (c) of this Section, a Separation from Service shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for such Employer, provided that the expiration of such contract(s) is determined by the Administrator to constitute a good-faith and complete termination of the contractual relationship between the Participant and such Employer.
(c)Separation from Service for Participants who are Both Employees and Independent Contractors. For a Participant, if any, who provides services to an Employer as both an Employee and an independent contractor, a Separation from Service generally shall not occur until the Participant has ceased providing services for such Employer as both an Employee and as an independent contractor, as determined in accordance with the provisions set forth in parts (a) and (b) of this Section, respectively. Similarly, if a Participant either (i) ceases providing services for an Employer as an independent contractor and begins providing services for such Employer as an Employee, or (ii) ceases providing services for an Employer as an Employee and begins providing services for such Employer as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for such Employer in both capacities, as determined in accordance with the applicable provisions set forth in parts (a) and (b) of this Section.
Notwithstanding the foregoing provisions in this part (c), if a Participant provides services for an Employer as both an Employee and as a member of the Board, to the extent permitted by Treas. Reg. §1.409A-1(h)(5) the services provided by such Participant as a member of the Board shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an Employee.
1.32Termination Benefit shall have the meaning described in Section 5.1(b).
1.33Trust shall mean one or more trusts established by the Company in accordance with Article XIII.

1.34Unforeseeable Financial Emergency shall mean a severe financial hardship of the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152 without regard to paragraphs (b)(1), (b)(2) and (d)(1)(b) thereof), (b) a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined by the Claims Committee based on the relevant facts and circumstances. For example, the following may constitute an Unforeseeable Financial Emergency: (i) the imminent foreclosure of or eviction from the Participant’s primary residence; (ii) the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication; (iii) the need to pay for the funeral expenses of a spouse, a Beneficiary, or a dependent (as defined in Code Section 152 without regard to paragraphs (b)(1), (b)(2) and (d)(1)(b) thereof).
ARTICLE II.
SELECTION, ENROLLMENT, ELIGIBILITY
2.1Selection by Administrator. Participation in the Plan shall be limited to a select group of management or highly compensated Employees. From that select group, the Administrator shall select, in its sole discretion, those individuals who may actually participate in this Plan as Participants.
Participation in the Plan will be on a Plan-Year-by-Plan-Year basis, and participation for any Plan Year will not necessarily entitle a Participant to participate for any other Plan Year.
2.2Enrollment and Eligibility Requirements.
    (a)    As a condition to participation, each selected Employee shall complete, execute and return to the Administrator such written or electronic forms and information as the Administrator may require, which may include an Election Form and a Beneficiary Designation Form, by the deadline(s) established by the Administrator in accordance with the applicable provisions of this Plan. In addition, the Administrator shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.
    (b)    If an Employee fails to meet all requirements established by the Administrator within the period required for a specified Plan Year, that Employee shall not be eligible to participate in the Plan during such Plan Year.
ARTICLE III.
DEFERRAL COMMITMENTS/COMPANY EXCESS MATCHING AMOUNTS/VESTING/CREDITING/TAXES
3.1Maximum Deferral.
    (a)    Annual Excess Deferral Amount. For each Plan Year, a Participant may elect to defer, as his or her Annual Excess Deferral Amount to be applied to Regular Compensation and/or Bonus Compensation up to the following maximum percentages for each such election elected:
        Regular Compensation Deferral Election        70%
        Bonus Deferral Election                70%

    The percentage elected as the Participant’s Regular Compensation Deferral Election for a given Plan Year shall be linked to the Participant’s elective deferrals under the 401(k) Plan and shall be irrevocable with respect to both this Plan and the 401(k) Plan for the Plan Year to which it applies, subject to Section 4.4.
    No Participant shall be permitted to make a Bonus Deferral Election for a given Plan Year unless that Participant also makes a separate Regular Compensation Deferral Election for that Plan Year.
(b)    Short Plan Year. Notwithstanding the foregoing, in the case of an individual first becoming a Participant after the first day of a Plan Year, then to the extent required by Section 3.2 and Code Section 409A and related Treasury Regulations, the maximum amount of the Participant’s Regular Compensation and Bonus Compensation that may be deferred by the Participant for the Plan Year shall be determined by applying the percentages set forth in Section 3.1(a) to the portion of such compensation attributable to services performed after the date that the Participant’s deferral election is made.
3.2Timing of Excess Deferral Elections; Effect of Election Form.
(a)    General Timing Rule for Excess Deferral Elections. Except as otherwise provided in this Section 3.2, in order for a Participant to make a valid election to defer Regular Compensation and/or Bonus Compensation the Participant must both (a) submit an Election Form that applies to this Plan and (b) acknowledge that the Regular Compensation Deferral Election percentage under this Plan shall also govern the Participant’s elective deferrals under the 401(k) Plan, or before the deadline established by the Administrator, which in no event shall be later than the December 31st preceding the Plan Year in which such compensation will be earned.
Any Regular Compensation Deferral Election made in accordance with this Section 3.2(a) shall be irrevocable as to this Plan as well as to the 401(k) Plan and any Bonus Deferral Election made in accordance with this Section 3.2 shall likewise be irrevocable as to this Plan; provided, however, that if the Administrator permits or requires Participants to make a Bonus Deferral Election by the deadline described above for an amount that qualifies as Performance-Based Compensation, the Administrator may permit a Participant to subsequently change his or her Bonus Deferral Election by submitting a new Election Form for this Plan in accordance with Section 3.2(d) below.
(b)    Timing of Excess Deferral Elections for Newly Eligible Plan Participants. A selected Employee who first becomes eligible to participate in the Plan on or after the beginning of a Plan Year, as determined in accordance with Treas. Reg. §1.409A-2(a)(7)(ii) and the “plan aggregation” rules provided in Treas. Reg. §1.409A-1(c)(2), may be permitted by the Administrator to make an election to defer the portion of Regular Compensation and/or Bonus attributable to services to be performed after such election, provided that the Participant submits an Election Form on or before the deadline established by the Administrator, which in no event shall be later than 30 days after the Participant first becomes eligible to participate in the Plan.
If a Bonus Deferral Election made in accordance with this Section 3.2(b) relates to Bonus Compensation earned based upon a specified performance period, the amount eligible for a Bonus Deferral Election shall be equal to (i) the total amount of Bonus for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the service period after the Participant’s Bonus Deferral Election is made, and the denominator of which is the total number of days in the performance period.
Any deferral election made in accordance with this Section 3.2(b) shall become irrevocable as of the date the election is made, but in no event later than the 30th day after the date the selected Employee becomes eligible to participate in the Plan; as is the case in Section 3.2(a), any Regular Compensation Deferral Election under this Section 3.2(b) shall apply to both this Plan and the Participant’s deferral election under the 401(k) Plan and, once made, shall be irrevocable.

    (c)    Special Rules as Apply to Annual Excess Deferral Amounts. In the event a Participant makes an Annual Excess Deferral Election for a given Plan Year, then:
(i)    With respect to Participant’s Regular Compensation deferral election, the election shall not apply to any Regular Compensation earned in that Plan Year unless and until that Participant’s elective deferrals in the 401(k) Plan equal the applicable limitations under Code sections 402(g)(1)(B) and 414(v)(2)(B)(i) as apply to that Participant for that Plan Year, as from time to time adjusted under Code sections 402(g)(4) and 414(v)(2)(C). For example, if the Participant will be at least age 50 by the end of the Plan Year ending December 31, 2022 (the “2022 Plan Year”), the Participant’s Regular Compensation Deferral Election shall not apply to the Participant’s Regular Compensation earned prior to the date the Participant’s elective deferrals and catch-up contributions in the 401(k) Plan total $27,000; if the Participant will not be at least age 50 by the end of the 2022 Plan Year, then the Participant’s Regular Compensation Deferral Election shall not apply to the Participant’s Regular Compensation earned prior to the date the Participant’s elective deferrals in the 401(k) Plan total $20,500.
Once the Participant’s elective deferrals and catch-up contributions, if applicable, credited to the Participant’s account balance in the 401(k) Plan have hit the applicable Code Section 402(g) limit for the Plan Year to which the Regular Compensation Deferral Election applies, the Regular Compensation Deferral Election shall automatically apply to Regular Compensation paid starting with the payroll coincident with the date the Code Section 402(g) limit was satisfied. For example, if a Participant who makes a Regular Compensation deferral election of 10%, for a given Plan Year, that 10% election shall apply to both this Plan and the 401(k) Plan for that Plan Year, as follows: (1) elective deferrals shall initially be made from the Participant’s compensation as defined under the 401(k) Plan to provide for 401(k) Plan elective deferrals; (2) once the Participant’s 401(k) Plan elective deferrals have hit the applicable deferral limits established under the Code, the 10% election shall thereafter apply to all Regular Compensation paid to the Participant under this Plan, starting with the pay date at which the Participant’s 401(k) deferrals hit the applicable deferral limits; and (3) shall remain in effect to defer a portion of the Participant’s Regular Compensation earned for the remainder of the Plan Year as Excess Deferrals. By way of further example, assume the Participant’s 401(k) Plan deferrals hit the applicable Code limit on the pay date ending June 15, 2022, and that the remaining Regular Compensation paid to the Participant on that pay date (net of the 401(k) deferral taken from that pay) is $15,000; a 10% Regular Compensation deferral election would apply to this $15,000 pay resulting in a $1,500 Excess Deferral into this Plan for the June 15, 2022 pay date, and the 10% Regular Compensation deferral election would remain in effect for all future pay dates through December 31, 2022, generating Excess Deferrals equal to 10% of Regular Compensation earned and payable as Regular Compensation after June 15, 2022 through the end of 2022.
(ii)    With respect to Participant’s Bonus Deferral Election, the election shall not apply to any Bonus Compensation earned in a Plan Year (and paid in the Plan Year or any subsequent Plan Year) unless and until that Participant’s elective deferrals and catch-up contributions , if applicable, credited to the Participant’s account balance in the 401(k) Plan for the Plan Year in which the Bonus was earned equaled the applicable Code Section 402(g) limitations as apply to that Participant for the Plan Year in which the Bonus was earned. For example, if the Participant was at least age 50 by the end of the Plan Year ending December 31, 2022 (the “2022 Plan Year”), the Participant’s Bonus Deferral Election shall not apply to any portion of the Participant’s Bonus earned during the 2022 Plan Year (and paid in early 2023) unless the Participant’s elective deferrals and catch-up contributions in the 401(k) Plan totaled $27,000 for the 2022 Plan Year; if the Participant was not at least age 50 by the end of the 2022 Plan Year, then the Participant’s Bonus Deferral Election shall not apply to the Participant’s Bonus earned during the 2022 Plan Year (and paid in early 2023) unless the Participant’s elective deferrals in the 401(k) Plan totaled $20,500 for the 2022 Plan Year.

For the avoidance of doubt, the dollar limits set forth in subsections (i) and (ii) above are based on the limits in effect for the calendar year beginning January 1, 2022; the Code section 402(g) limitations that apply in the Plan Year beginning January 1, 2023 (the “2023 Plan Year”) and future Plan Years will be as determined by the Secretary of the Treasury
    (d)    Timing of Bonus Deferral Elections for Performance-Based Compensation. Subject to the limitations described below, the Administrator may determine that an irrevocable Bonus Deferral Election for an amount that qualifies as Performance-Based Compensation may be made by submitting an Election Form on or before the deadline established by the Administrator, which in no event shall be later than six (6) months before the end of the performance period that applies to that Performance-Based Compensation.
In order for a Participant to be eligible to make a Bonus Deferral Election for Performance-Based Compensation in accordance with the deadline established pursuant to this Section 3.2(d), the Participant must have performed services continuously from the later of (i) the beginning of the performance period for such Bonus Compensation, or (ii) the date upon which the performance criteria for such compensation are established, through the date upon which the Participant makes the deferral election for such compensation. In no event shall a deferral election submitted under this Section 3.2(d) be permitted to apply to any amount of Performance-Based Compensation that has become readily ascertainable.
3.3Withholding and Crediting of Annual Excess Deferral Amounts. The Regular Compensation portion of the Annual Excess Deferral Amount shall be withheld from the Participant’s Regular Compensation earned during the Plan Year. The Bonus portion of the Annual Excess Deferral Amount shall be withheld at the time the Bonus earned in the Plan Year to which the Bonus Deferral Election applies is or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself. Annual Excess Deferral Amounts shall be credited to the Participant’s Annual Account for such Plan Year at the time such amounts would otherwise have been paid to the Participant.
Regular Compensation that is both (i) attributable solely to services performed during the final payroll period containing the last day of the Plan Year, and (ii) payable in the subsequent Plan Year, will be treated as earned in that subsequent Plan Year; accordingly, Regular Compensation related to such final payroll period shall be withheld in accordance with the Participant’s Regular Compensation Deferral Election applicable to such subsequent Plan Year.
3.4Company Excess Matching Amount. A Participant’s Company Excess Matching Amount for any Plan Year shall be an amount determined by the Administrator to make up for certain limits applicable to the 401(k) Plan for such Plan Year, as identified by the Administrator, or for such other purposes as determined by the Administrator in its sole discretion. The amount so credited to a Participant under this Plan for any Plan Year (a) may be smaller or larger than the amount credited to any other Participant, and (b) may differ from the amount credited to such Participant in the preceding Plan Year. The Participant’s Company Excess Matching Amount, if any, shall be credited to the Participant’s Annual Account for the applicable Plan Year on a date or dates to be determined by the Administrator. The amount (or the method or formula for determining the amount) of a Participant’s Company Excess Matching Amount shall be set forth in writing in one or more documents, which shall be deemed to be incorporated into this Plan in accordance with Section 1.26. When calculating the Company Excess Matching Amount for a given Plan Year, the Administrator shall take into consideration: (a) the Participant’s Regular Compensation actually earned and paid in that Plan Year, plus (b) Regular Compensation earned in that Plan Year but paid in the subsequent Plan Year; plus (c) the Bonus paid in that Plan Year but earned in the previous Plan Year; plus (d) any other amounts considered Regular Compensation or Bonus that are paid in the Plan Year (even if earned in the Prior Year).
3.5Vesting. Each Participant shall at all times be 100% vested in his or her Account Balance, as adjusted pursuant to Section 3.6.

3.6Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Administrator, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:
    (a)    Measurement Funds. Subject to the restrictions found in Section 3.6(c) below, the Participant may elect one or more of the measurement funds selected by the Administrator (or the Administrator’s delegate), in its sole discretion, which are based on certain mutual funds, pooled accounts, and/or other investment vehicles commonly used for the investment of retirement funds (the “Measurement Funds”), for the purpose of crediting or debiting investment experience to his or her Account Balance. As necessary, the Administrator (or the Administrator’s delegate) may, in its sole discretion, discontinue, substitute or add a Measurement Fund.
    (b)    Election of Measurement Funds. Subject to the restrictions found in Section 3.6(c) below, a Participant, in connection with his or her initial deferral election in accordance with Section 3.2 above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.6(a) above) to be used to determine the amounts to be credited or debited to his or her Account Balance. If a Participant does not elect any of the Measurement Funds as described in the previous sentence, the Participant’s Account Balance shall automatically be allocated into the lowest-risk Measurement Fund, as determined by the Administrator, in its sole discretion. Subject to the restrictions found in Section 3.6(c) below, the Participant may (but is not required to) elect, by submitting an Election Form to the Administrator that is accepted by the Administrator, to add or delete one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply as of the first business day deemed reasonably practicable by the Administrator, in its sole discretion, and shall continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence. Notwithstanding the foregoing, the Administrator, in its sole discretion, may impose limitations on the frequency with which one or more of the Measurement Funds elected in accordance with this Section 3.6(b) may be added or deleted by such Participant; furthermore, the Administrator, in its sole discretion, may impose limitations on the frequency with which the Participant may change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund.
    (c)    Proportionate Allocation. In making any election described in Section 3.6(b) above, the Participant shall specify on the Election Form, in increments of one percent (1%), the percentage of his or her Account Balance or Measurement Fund, as applicable, to be allocated/reallocated.
    (d)    Crediting or Debiting Method. The performance of each Measurement Fund (either positive or negative) will be determined on a daily basis based on the manner in which such Participant’s Account Balance has been hypothetically allocated among the Measurement Funds by the Participant.
    (e)    No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation of his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.
3.7FICA and Other Taxes.

    (a)    Annual Excess Deferral Amounts. For each Plan Year in which an Annual Excess Deferral Amount is being withheld from a Participant, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Regular Compensation and/or Bonus that is not being deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Annual Excess Deferral Amount. If necessary, the Administrator may reduce the Annual Excess Deferral Amount in order to comply with this Section 3.7.
    (b)    Company Excess Matching Amounts. When a Participant becomes vested in a portion of his or her Account Balance attributable to any Company Excess Matching Amounts, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Regular Compensation and/or Bonus that is not deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such amounts. Alternatively, the Administrator may reduce the vested portion of the Participant’s Company Excess Matching Amount in order to comply with this Section 3.7.
    (c)    Distributions. The Participant’s Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust.

ARTICLE IV.
SCHEDULED DISTRIBUTIONS; UNFORESEEABLE FINANCIAL EMERGENCIES; DISABILITY
4.1Scheduled Distributions. Subject to Section 5.3, the extent permitted by the Administrator, in connection with a Participant’s election to defer an Annual Excess Deferral Amount, the Participant may elect to postpone the timing of a payment of the Participant’s default Termination Benefit (pursuant to Article V) at which his or her Annual Account, as adjusted pursuant to Section 3.6, for such Plan Year will be paid (a “Scheduled Distribution”). The Participant may elect to schedule the date on which the Termination Benefit for any such Annual Account is paid to a Scheduled Distribution Date, such that the Benefit Distribution Date for the Annual Account subject to a Scheduled Distribution election shall be any date which is at least six (6) months after the Participant’s Separation from Service, such date not being later than the date the Participant attains age seventy (70), as designated by the Participant and as permitted on an Election Form approved by the Administrator. If a Participant does not make any Scheduled Distribution election with respect to the Termination Benefit for an Annual Account, then the Participant will be deemed to have elected to receive such Annual Account starting on the first day following that date which is six (6) months following the Participant’s Separation from Service.
For the avoidance of doubt:
(1) If no Scheduled Distribution is elected with respect to an Annual Account, the Benefit Distribution Date for that Annual Account will be that date which is six (6) months following the Participant’s Separation from Service.
(2) Where an Annual Account is subject to a Scheduled Distribution election, the Benefit Distribution Date shall not be earlier than the Participant’s Separation from Service and not later than the age designated by the Participant in that Scheduled Distribution election.
    Example: Participant makes a Scheduled Distribution election for the Annual Account related to the Plan Year ending December 31, 2022 (the “2022 Annual Account”). Under this election, the Participant elects that the post-Separation from Service Benefit Distribution Date for such Annual Account will be age

70. If the Participant Separates from Service before age 70, the Benefit Distribution Date will be the date on which the Participant attains age 70 (subject to the requirement that no distributions payable due to a Participant’s Separation from Service can commence sooner than that date which is 6 months following the Participant’s Separation from Service).
4.2Postponing Scheduled Distributions. A Participant may elect to postpone a Scheduled Distribution described in Section 4.1 above, and have such amount paid out upon an allowable alternative Benefit Distribution Date designated in accordance with this Section 4.2. In order to make such an election, the Participant must submit an Election Form to the Administrator in accordance with the following criteria:

    (a)    The election of the new Benefit Distribution Date will not take effect until twelve (12) months after the date on which the election is made;
    (b)    The new Benefit Distribution Date selected by the Participant for such Scheduled Distribution will be at least five (5) years after the previously designated Benefit Distribution Date; and
    (c)    The election must be made at least twelve (12) months prior to the Participant’s previously designated Benefit Distribution Date for such Scheduled Distribution.
For purposes of applying the provisions of this Section 4.2, a Participant’s election to postpone a Scheduled Distribution shall not be considered to be made until the date on which the election becomes irrevocable. Such an election shall become irrevocable no later than the date that is twelve (12) months prior to the Participant’s previously designated Benefit Distribution Date for such Scheduled Distribution.
4.3Other Benefits Take Precedence Over Scheduled Distributions. Should an event occur prior to any Benefit Distribution Date designated for a Scheduled Distribution that would trigger a benefit under Articles V through VI or Section 9.1, as applicable, all amounts subject to a Scheduled Distribution election shall be paid in accordance with the other applicable provisions of the Plan and not in accordance with this Article IV.
4.4Unforeseeable Financial Emergencies. If a Participant experiences an Unforeseeable Financial Emergency prior to the occurrence of a distribution event described in Article V, the Participant may petition the Claims Committee to receive a partial or full payout from the Plan. The Unforeseeable Financial Emergency payout, if any, from the Plan shall not exceed the lesser of (i) the Participant’s vested Account Balance calculated as of the close of business on or around the Benefit Distribution Date for such payout, as determined by the Claims Committee in accordance with provisions set forth below, or (ii) the amount necessary to satisfy the Unforeseeable Financial Emergency, plus amounts necessary to pay Federal, state, or local income taxes or penalties reasonably anticipated as a result of the distribution. A Participant shall not be eligible to receive an Unforeseeable Financial Emergency payout from the Plan to the extent that the Unforeseeable Financial Emergency is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (C) by cessation of Annual Excess Deferrals under this Plan.
The Administrator shall establish procedures for processing Unforeseeable Financial Emergency petitions, which shall include requirements for a written application, signed by the Participant and a statement of the facts underlying the Unforeseeable Financial Emergency, as well as any other items required by the Claims Committee or the Administrator.
If the Claims Committee, in its sole discretion, approves a Participant’s petition for Unforeseeable Financial Emergency payout from the Plan under this Section 4.4, the Participant’s Benefit Distribution Date for such payout shall be the date on which such Claims Committee approval occurs. In addition, in the event of such approval the Participant’s outstanding Annual Excess Deferral elections under the Plan (i.e., Regular Compensation Deferral Elections and/or Bonus Deferral Elections) shall be cancelled, effective with the first pay period starting after the date the Claims Committee approves the Participant’s Unforeseeable Financial Emergency payout. For the avoidance of doubt, this cancellation shall require a cancellation of any future deferrals by the Participant into the 401(k) Plan for the Plan Year in which cancellation occurs, and the Participant cannot make any elective deferrals to the 401(k) Plan for the remainder of that Plan Year.
4.5Disability. If the Claims Committee determines that a Participant is or has become Disabled during a Plan Year, the Participant’s outstanding Excess Deferral elections under the Plan (i.e., Regular Compensation Deferral Elections and/or Bonus Deferral Elections) shall be cancelled, effective as soon as administratively practicable after the date the Claims Committee’s determination of Disability. For the avoidance of doubt, a determination that a Participant is Disabled does not necessarily mean the Participant has experienced a Separation from Service. Such Disabled Participant would be treated as Separated from Service on the earlier of (i) the date provided in Section 1.30(a)(2) or (ii) the date on which action is taken by the Company to completely terminate the Disabled Participant’s employment.
ARTICLE V.
TERMINATION BENEFIT
5.1Termination Benefit.
    (a)    Form of Payment of Annual Accounts. Subject to Section 5.3, if a Participant experiences a Separation from Service, the Participant will receive his or her vested benefit from Annual Accounts in the form of a lump sum payment or annual installment payments, as elected by the Participant in accordance with Section 5.2.
    (b)    Termination Benefit Defined. A benefit payable pursuant to this Article will be referred to herein as the “Termination Benefit”.
    (c)    Timing of Termination Benefits. A Participant’s Termination Benefit will be calculated as of the close of business on or around the Benefit Distribution Date for such benefit, which, absent a Scheduled Distribution Date, will be the first day after the end of the 6-month period immediately following the date on which the Participant experiences such Separation from Service.
5.2Payment of Termination Benefit.
    (a)    Election of Payment Form. Subject to Section 5.3, to the extent permitted by the Administrator, in connection with a Participant’s election to defer an Annual Excess Deferral Amount, the Participant may elect the form of Termination Benefit in which his or her Annual Account for such Plan Year will be paid. The Participant may elect to receive the Termination Benefit for each Annual Account in the form of (i) a lump sum payment, or (ii) pursuant to an Annual Installment Method of up to ten (10) years. If a Participant does not make any election with respect to the Termination Benefit for an Annual Account, then the Participant will be deemed to have elected to receive such Annual Account as a lump sum.
    (b)    Modification of Payment Form. A Participant may change the form of Termination Benefit payment for an Annual Account by submitting an Election Form to the Administrator in accordance with the following criteria:
(i)    The election will not take effect until twelve (12) months after the date on which the election is made;

(ii)    The new Benefit Distribution Date for such Annual Account will be at least five (5) years after the Benefit Distribution Date that would otherwise have been applicable to such Annual Account; and
(iii)    The election must be made at least twelve (12) months prior to the Benefit Distribution Date that would otherwise have been applicable to such Annual Account.
For purposes of applying the provisions of this Section 5.2(b), a Participant’s election to change the form of Termination Benefit payment for an Annual Account will not be considered to be made until the date on which the election becomes irrevocable. Such an election will become irrevocable no later than the date that is twelve (12) months prior to the Benefit Distribution Date that would otherwise have been applicable to such Annual Account. Subject to the requirements of this Section 5.2(b), the Election Form most recently accepted by the Administrator that has become effective for an Annual Account will govern the form of payout of such Annual Account.
    (c)    Timing of Payments. The lump sum payment will be made, or installment payments will commence, upon the Participant’s Benefit Distribution Date. Remaining installments, if any, will be paid upon each anniversary of the Participant’s Benefit Distribution Date.
5.3Small Balance Cashouts.
    (a)    Generally. Except as provided in subsection (c) below, if at any time following a Participant’s Separation from Service a Participant’s vested Account Balance under this Plan does not exceed five thousand dollars ($5,000), the Administrator shall pay the Participant’s entire vested Account Balance in an immediate single-sum payment, but not sooner than the first day following that date which is six (6) months following the Participant’s Separation from Service.
    (b)    Documentation of Determination. Any exercise of the Administrator’s discretion pursuant to subsection (a) will be evidenced in writing no later than the date of the distribution.
    (c)    Six Month Delay. Notwithstanding the foregoing, no payment under this Section made on account of a Participant’s Separation from Service will be made within six (6) months after the date the Participant Separates from Service.
ARTICLE VI.
DEATH BENEFIT
6.1Death Benefit. In the event of a Participant’s death prior to the complete distribution of his or her vested Account Balance, the Participant’s Beneficiary(ies) shall receive the Participant’s unpaid vested Account Balance in a lump sum payment (the “Death Benefit”). The Death Benefit shall be calculated as of the close of business on or around the Benefit Distribution Date for such benefit, which shall be the date of the Participant’s death.
6.2Payment of Death Benefit. The Death Benefit shall be paid to the Participant’s Beneficiary(ies) upon the Participant’s Benefit Distribution Date.

ARTICLE VII.
BENEFICIARY DESIGNATION
7.1Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.
7.2Beneficiary Designation; Change. A Participant shall designate his or her Beneficiary by completing the Beneficiary Designation Form, and returning it to the Administrator or its designated agent. A Participant shall have the right to change a Beneficiary by completing and otherwise complying with the terms of the Beneficiary Designation Form and the Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Administrator prior to his or her death.
7.3Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged by the Administrator or its designated agent.
7.4No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 7.1, 7.2 and 7.3 above, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.
7.5Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Administrator from all further obligations under this Plan with respect to the Participant.

ACTICLE VIII.
LEAVE OF ABSENCE
8.1Paid Leave of Absence. If a Participant is authorized by the Participant’s Employer to take a paid leave of absence from the employment of the Employer, and such leave of absence does not constitute a Separation from Service, (a) the Participant shall continue to be considered eligible for the benefits provided under the Plan, and (b) the Annual Excess Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.2.
8.2Unpaid Leave of Absence. If a Participant is authorized by the Participant’s Employer to take an unpaid leave of absence from the employment of the Employer for any reason, and such leave of absence does not constitute a Separation from Service, such Participant shall continue to be eligible for the benefits provided under the Plan. During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections. If the Participant leaves and returns from unpaid leave during the same Plan Year, the Annual Excess Deferral Election in place for that Plan Year shall continue to prospectively apply for Regular Compensation earned during the Plan Year following the Participant’s return as well as to Bonus compensation earned during that Plan Year.
ARTICLE IX.
TERMINATION OF PLAN, AMENDMENT OR MODIFICATION
9.1Termination of Plan. The Company expects the Plan to be continued indefinitely, but reserves the right to terminate the Plan at any time by written action of the Company’s Chief Executive Officer. If the Plan is terminated under this Section 9.1, the value of the vested Account Balances shall be paid to Participants and Beneficiaries in a single lump-sum cash payment on the earliest date permissible under Code Section 409A. For the avoidance of doubt, no acceleration of distributions on account of Plan termination under this Section 9.1 are permitted unless all agreements, methods, programs and other arrangements sponsored by the Company or any Employer that are required to be aggregated with this Plan under Treas. Reg. § 1.409A-1(c)(2) also are terminated and liquidated.
9.2Termination of Plan within One Year of Change in Control. In the event of a Change in Control, if the purchaser of the Company or the Company’s assets does not agree to assume or continue the Plan, then the Company’s Chief Executive Officer shall take irrevocable action to terminate the Plan within twelve (12) months of the Change in Control. If the Plan is terminated under this Section 9.2, the value of the vested Account Balances shall be paid to Participants and Beneficiaries in a single lump-sum cash payment on the earliest date permissible under Code Section 409A. For the avoidance of doubt, no acceleration of distributions on account of Plan termination under this Section 9.1 are permitted unless all agreements, methods, programs and other arrangements sponsored by the Company or any Employer that are required to be aggregated with this Plan under Treas. Reg. § 1.409A-1(c)(2) also are terminated and liquidated with respect to each Participant who experienced the Change in Control event.
9.3Amendment. The Company’s Chief Executive Officer may, at any time, amend or modify the Plan in whole or in part; any such amendment shall be in writing. Notwithstanding the foregoing, (a) no amendment or modification shall be effective to decrease the value of a Participant’s vested Account Balance in existence at the time the amendment or modification is made, and (b) no amendment or modification of this Section 9.2 of the Plan shall be effective.
9.4Effect of Payment. The full payment of the Participant’s vested Account Balance in accordance with the applicable provisions of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan.
ARTICLE X.
ADMINISTRATION
10.1Administrator Duties. Except as otherwise provided in this Article, this Plan shall be administered by the Administrator. The Administrator shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan, and (b) decide or resolve any and all questions, including benefit entitlement determinations and interpretations of this Plan, as may arise in connection with the Plan. Any individual serving as the Administrator and who is a Participant shall not act on any matter relating solely to himself or herself. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by a Participant or the Company.
Notwithstanding any other provision of the Plan except provisions relating to compliance with Code Section 409A, the Administrator may take any action it deems is necessary to assure compliance with any policy of the Company respecting insider trading as may be in effect from time to time. Such actions may include altering the effective date of intra-fund transfers or the distribution date of Annual Accounts, to the extent permitted under Code Section 409A. Any such actions shall alter the normal operation of the Plan to the minimum extent necessary.
10.2Agents. In the administration of this Plan, the Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel.
10.3Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
10.4Indemnity of Administrator and Claims Committee. The Employer shall indemnify and hold harmless the members of the Claims Committee, the Administrator and any Employee to whom the duties of the Administrator are delegated against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Claims Committee, any of its members, the Administrator or any such Employee.
10.5Employer Information. To enable the Administrator and/or Claims Committee to perform its functions hereunder, the Company shall supply full and timely information to the Administrator and/or Claims Committee on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the compensation of its Participants, the date and circumstances of the Separation from Service or death of its Participants, and such other pertinent information as the Administrator and/or Claims Committee may reasonably require.
ARTICLE XI.
OTHER BENEFITS AND AGREEMENTS
11.1Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.
ARTICLE XII.
CLAIMS PROCEDURES
12.1Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Claims Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan, eligibility for Plan participation, or any other question or issue regarding such Claimant’s rights under the Plan (referred to herein as a “claim”). If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant. Additionally, upon denial of an appeal pursuant to this Article, a Claimant shall have 180 days within which to bring suit against the Plan or Employers for any claim related to such denied appeal; any such suit initiated after such 180-day period shall be precluded.

12.2Notification of Decision. The Claims Committee shall consider a Claimant’s claim within a reasonable time, but no later than 90 days after receiving the claim. If the Claims Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claims Committee prior to the termination of the initial 90 day period. In no event shall such extension exceed a period of 90 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Claims Committee expects to render the benefit determination. The Claims Committee shall notify the Claimant in writing:
    (a)    that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or
    (b)    that the Claims Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
(i)    the specific reason(s) for the denial of the claim, or any part of it;
(ii)    specific reference(s) to pertinent provisions of the Plan upon which such denial was based;
(iii)    a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;
(iv)    an explanation of the claim review procedure set forth in Section 12.3 below; and
(v)    a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
12.3Review of a Denied Claim. On or before 60 days after receiving a notice from the Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Administrator a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):
    (a)    may, upon request and free of charge, have reasonable access to, and copies of all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claim for benefits; and
    (b)    may submit written comments or other documents.
12.4Decision on Review. The Administrator shall render its decision on review promptly, and no later than 60 days after the Administrator receives the Claimant’s written request for a review of the denial of the claim. If the Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60 day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the determination. In rendering its decision, the Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
    (a)    specific reasons for the decision;

    (b)    specific reference(s) to the pertinent Plan provisions upon which the decision was based;
    (c)    a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and
    (d)    a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).
12.5Legal Action. A Claimant’s compliance with the foregoing provisions of this Article is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.
ARTICLE XIII.
TRUST
13.1Establishment of the Trust. In order to provide assets from which to fulfill its obligations to the Participants and their Beneficiaries under the Plan, the Company may establish a trust by a trust agreement with a third party, the trustee, to which the Employer may, in its discretion, contribute cash or other property, including securities issued by the Company, to provide for the benefit payments under the Plan (the “Trust”).
13.2Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employer, Participants and the creditors of the Employer to the assets transferred to the Trust. The Employer shall at all times remain liable to carry out its obligations under the Plan.
13.3Distributions From the Trust. The Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.
ARTICLE XIV.
MISCELLANEOUS
14.1Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted (a) to the extent possible in a manner consistent with the intent described in the preceding sentence, and (b) in accordance with Code Section 409A and related Treasury guidance and regulations.
14.2Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
14.3Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan.

14.4Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency. Notwithstanding the foregoing to the contrary, benefits under this Plan may be pad in accordance with a qualified domestic relations order (QDRO) as defined in Code Section 414(p) pursuant to procedures established by the Administrator. Benefits may be paid to an alternate payee (as that term is defined in Code Section 414(p)) pursuant to a QDRO before payment to the Participant would be permitted.
14.5Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer, either as an Employee or a Director, or to interfere with the right of the Employer to discipline or discharge the Participant at any time.
14.6Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Administrator by furnishing any and all information requested by the Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Administrator may deem necessary.
14.7Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.
14.8Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
14.9Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Oregon without regard to its conflicts of laws principles.
14.10Notice. Any notice or filing required or permitted to be given to the Administrator or the Claims Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:
Columbia Sportswear Company
Administrator: 401(k) Excess Retirement Plan
Attn: Benefits Department
14375 NW Science Park Dr.
Portland, OR 97229

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

14.11Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.
14.12Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.
14.13Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
14.14Incompetent. If the Administrator determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Administrator may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.
14.15Distribution in the Event of Income Inclusion Under Code Section 409A. If any portion of a Participant’s Account Balance under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Code Section 409A and related Treasury regulations, the Administrator may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (i) the portion of his or her Account Balance required to be included in income as a result of the failure of the Plan to comply with the requirements of Code Section 409A and related Treasury regulations, or (ii) the unpaid vested Account Balance.

49351045.1